SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE13d-1(a)
AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

(Amendment No. 10)

Tab Products Co.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

873197 10 7

(CUSIP Number)

Edward E. Steiner, Esq.
Keating, Muething & Klekamp, P.L.L.
One East Fourth Street, 14th Floor
Cincinnati, Ohio 45202
(513) 579-6468

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 14, 2002

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

CUSIP No. 873197107                                           Page 2 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Phillip Ean Cohen
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Australia
--------- ----------------------------------------------------------------------
                   7      SOLE VOTING POWER

                          339,000
                  ------- ------------------------------------------------------
    NUMBER OF      8      SHARED VOTING POWER
     SHARES
  BENEFICIALLY             -0-
    OWNED BY      ------- ------------------------------------------------------
      EACH         9      SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH            339,000
                  ------- ------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 3 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Hamilton Sorter Co., Inc.
          31-0722233
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Ohio

--------- ----------------------------------------------------------------------
                 7      SOLE VOTING POWER

                        339,000
                ------- --------------------------------------------------------
                 8      SHARED VOTING POWER
  NUMBER OF
   SHARES               -0-
BENEFICIALLY    ------- --------------------------------------------------------
  OWNED BY       9      SOLE DISPOSITIVE POWER
    EACH
  REPORTING             339,000
 PERSON WITH    ------- --------------------------------------------------------
                10      SHARED DISPOSITIVE POWER

                        -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               339,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 4 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HS Morgan Corporation
          13-3526420
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------- ----------------------------------------------------------------------
                     7      SOLE VOTING POWER

                            339,000
                    ------- ----------------------------------------------------
  NUMBER OF          8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                -0-
  OWNED BY          ------- ----------------------------------------------------
    EACH             9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                339,000
                    ------- ----------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 5 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HS Morgan Limited Partnership
          13-3526423
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)
--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------- ----------------------------------------------------------------------
                 7      SOLE VOTING POWER

                        339,000
               -------- --------------------------------------------------------
  NUMBER OF      8      SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY     -------  --------------------------------------------------------
    EACH         9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            339,000
               -------  --------------------------------------------------------
                10       SHARED DISPOSITIVE POWER

                        -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 6 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thaddeus S. Jaroszewicz
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          PF
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
                 7      SOLE VOTING POWER

                        100
                ------- --------------------------------------------------------
  NUMBER OF      8      SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY      ------- --------------------------------------------------------
    EACH         9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            100
                ------- --------------------------------------------------------
                10      SHARED DISPOSITIVE POWER

                        -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          100 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 7 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Watkins C. Johnston
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          PF
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
                 7      SOLE VOTING POWER

                        1,000
                ------- --------------------------------------------------------
  NUMBER OF      8      SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY      ------- --------------------------------------------------------
    EACH         9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            1,000
                ------- --------------------------------------------------------
                10      SHARED DISPOSITIVE POWER

                        -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 8 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Mark J. Dessy
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]
                                                                      (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          PF
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------- ----------------------------------------------------------------------
                   7      SOLE VOTING POWER

                          5,000
    NUMBER OF     ------- ------------------------------------------------------
     SHARES        8      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              -0-
      EACH        ------- ------------------------------------------------------
    REPORTING      9      SOLE DISPOSITIVE POWER
   PERSON WITH
                          5,000
                  ------- ------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 0.1%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 873197107                                           Page 9 of 12 Pages
--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MS TP Limited Partnership
--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]
--------- ----------------------------------------------------------------------
 3        SEC USE ONLY

--------- ----------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          WC, BK - See Item 3
--------- ----------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

----------------- ------- ------------------------------------------------------
                   7      SOLE VOTING POWER

                          339,000
                  ------- ------------------------------------------------------
    NUMBER OF      8      SHARED VOTING POWER
     SHARES
  BENEFICIALLY            -0-
    OWNED BY      ------- ------------------------------------------------------
      EACH         9      SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH            339,000
                  ------- ------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          -0-
----------------- ------- ------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          339,000 - See Item 5
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.6%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 10 to Schedule 13D amends Items 2, 4 and 7 of the Schedule 13D filed on February 8, 2001, as amended by Amendment Nos. 1-9 by Phillip Ean Cohen ("Mr. Cohen"), Hamilton Sorter Co., Inc., an Ohio corporation ("Hamilton Sorter"), HS Morgan Limited Partnership, a Delaware limited partnership ("HSMLP"), Thaddeus S. Jaroszewicz ("Mr. Jaroszewicz"), HS Morgan Corporation, a Delaware corporation ("HS Morgan"), Watkins C. Johnston ("Mr. Johnston"), and Mark J. Dessy ("Mr. Dessy") (collectively, the "Filers"). This amendment, among other things, adds an additional Filer, MS TP Limited Partnership. This filing relates to the Common Stock, $0.01 par value ("Common Stock") of Tab Products Co., a Delaware corporation (the "Corporation").

Item 2.  Identity and Background.

MS TP Limited Partnership is a limited partnership organized under the laws of Delaware for the purpose of acquiring all of the outstanding shares of Tab Products Co. MS TP Limited Partnership’s general partner is MSTP, LLC, a limited liability company organized under the laws of Delaware for the purpose of serving as MS TP Limited Partnership’s general partner. The principal offices of each of MS TP Limited Partnership and MSTP, LLC are located at 350 Park Avenue, Eighth Floor, New York, New York, 10022. Neither MS TP Limited Partnership nor MSTP, LLC has been convicted in a criminal proceeding in the last five (5) years. During the last five (5) years, neither MS TP Limited Partnership nor MSTP, LLC has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in MS TP Limited Partnership or MSTP, LLC being at any time subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. MSTP, LLC’s President is Mr. Jaroszewicz.

Item 4.  Purpose of Transaction.

On October 4, 2001 the Corporation’s Board of Directors announced that it had instructed TM Capital Corp., the Corporation’s financial advisor, to explore, immediately after the end of the fiscal quarter ended February 28, 2002, strategic alternatives for maximizing stockholder value in the short term. MS TP Limited Partnership, an affiliate of HS Morgan Corp. and Thaddeus S. Jaroszewicz, intends to participate in TM Capital’s strategic alternatives exploration process. The Filers may, depending on future developments, sell some or all of the Corporation’s securities that they own. The Filers and their affiliates do not intend to acquire any additional securities of the Corporation except in connection with TM Capital’s strategic alternatives exploration process.

Item 7.   Materials to be filed as Exhibits.

1.      Power of Attorney and Joint Filing Agreement of MS TP Limited Partnership.

Dated: March 12, 2002

*Phillip Ean Cohen

/s/ Thaddeus S. Jaroszewicz
Thaddeus S. Jaroszewicz

*Watkins C. Johnston

*Mark J. Dessy

HAMILTON SORTER CO., INC.,
an Ohio corporation

By:/s/ Thaddeus S. Jaroszewicz
Title: Chief Executive Officer

HS MORGAN LIMITED PARTNERSHIP,
a Delaware limited partnership.

By: HS MORGAN CORPORATION,
the General Partner

By:/s/ Thaddeus S. Jaroszewicz
Its: President

HS MORGAN CORPORATION,
a Delaware corporation

By:/s/ Thaddeus S. Jaroszewicz
Its: President

MS TP LIMITED PARTNERSHIP,
a Delaware limited partnership

By: MSTP, LLC, the General Partner

By:/s/ Thaddeus S. Jaroszewicz
Its: President

*By:/s/ Thaddeus S. Jaroszewicz
      Thaddeus S. Jaroszewicz
      Attorney-in-Fact

MS TP LIMITED PARTNERSHIP,
a Delaware limited partnership

By: MSTP, LLC, the General Partner
By:/s/ Thaddeus S. Jaroszewicz
Its: President

EXHIBIT 1

POWER OF ATTORNEY AND JOINT FILING AGREEMENT

MS TP LIMITED PARTNERSHIP hereby appoints EDWARD E. STEINER and THADDEUS S. JAROSZEWICZ, or either of them, as its true and lawful attorney-in-fact to sign on its behalf individually and to file with the Securities and Exchange Commission any schedules or other filings or amendments thereto made by it with respect to the common stock of Tab Products Co. pursuant to Section 13(d) of the Securities Exchange Act of 1934.

MS TP Limited Partnership also agrees that, as required by Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, that any filings or amendments thereto made by it pursuant to Section 13(d) of the Securities Exchange Act of 1934 with respect to the common stock of Tab Products Co. shall also be filed on behalf of Hamilton Sorter Co., Inc., an Ohio corporation, HS Morgan Limited Partnership, a Delaware limited partnership, HS Morgan Corporation, a Delaware corporation, Thaddeus S. Jaroszewicz, Phillip Ean Cohen, Mark J. Dessy and Watkins C Johnston.

IN WITNESS WHEREOF, on behalf of MS TP Limited Partnership, the undersigned has hereunto set his hand this 12th day of March, 2002.

MS TP LIMITED PARTNERSHIP, a Delaware limited partnership By: MSTP, LLC, the General Partner By:/s/ Thaddeus S. Jaroszewicz Its: President